September 2015 Pricing Sheet dated September 30, 2015 relating to Preliminary Terms No. 560 dated September 16, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in U.S. Equities

Buffered PLUS Based on the Value of the S&P 500® Index due October 4, 2018

Buffered Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS – SEPTEMBER 30, 2015
Issuer:		Morgan Stanley
Maturity date:		October 4, 2018
Underlying index:		S&P 500® Index
Aggregate principal amount:		$3,950,680
Payment at maturity:

•   If the final index value is greater than the initial index value:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity

•   If the final index value is less than or equal to the initial index value but has decreased from the initial index value by an amount less than or equal to the buffer amount of 10%:

$10

•   If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than the buffer amount of 10%:

($10 x the index performance factor) + $1.00

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10. However, under no circumstances will the Buffered PLUS pay less than $1.00 per Buffered PLUS at maturity.

Leveraged upside payment:		$10 x leverage factor x index percent increase
Leverage factor:		200%
Index percent increase:		(final index value – initial index value) / initial index value
Initial index value:		1,920.03, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		October 1, 2018, subject to adjustment for non-index business days and certain market disruption events
Buffer amount:		10%. As a result of the buffer amount of 10%, the value at or above which the underlying index must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is 1,728.027, which is 90% of the initial index value.
Minimum payment at maturity:		$1.00 per Buffered PLUS (10% of the stated principal amount)
Index performance factor:		final index value / initial index value
Maximum payment at maturity:		$12.625 per Buffered PLUS (126.25% of the stated principal amount)
Stated principal amount:		$10 per Buffered PLUS
Issue price:		$10 per Buffered PLUS
Pricing date:		September 30, 2015
Original issue date:		October 5, 2015 (3 business days after the pricing date)
CUSIP:		61765R453
ISIN:		US61765R4535
Listing:		The Buffered PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.
Estimated value on the pricing date:		$9.428 per Buffered PLUS. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per Buffered PLUS	$10	$0.25(1)
		$0.05(2)	$9.70
Total	$3,950,680	$118,520.40	$3,832,159.60
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.25 for each Buffered PLUS they sell. For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each Buffered PLUS.

(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.

The Buffered PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC and have been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley. The Buffered PLUS are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the Buffered PLUS.

Preliminary Terms No. 560 dated September 16, 2015

Product Supplement for PLUS dated November 19, 2014   Index Supplement dated November 19, 2014   Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.